                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the Luminex Corporation 2006 Equity Incentive Plan and the Luminex Corporation 2006 Management Stock Purchase Plan and to the incorporation by reference therein of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedules of Luminex Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Luminex Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Luminex Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
May 25, 2006